Exhibit 10.1

THE DUN & BRADSTREET EXECUTIVE TRANSITION PLAN

(As amended and restated effective January 1, 2009)

The Dun & Bradstreet Corporation (the “Company”) wishes to define those circumstances under which it will provide assistance to an Eligible Employee in the event of his or her Eligible Termination (as such terms are defined herein). Accordingly, the Company maintains The Dun & Bradstreet Executive Transition Plan (the “Plan”). The Plan is hereby amended and restated effective January 1, 2009 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

DEFINITIONS

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Cause” shall mean (a) willful malfeasance or willful misconduct by the Eligible Employee in connection with his or her employment, (b) continuing failure to perform such duties as are requested by any employee to whom the Eligible Employee reports or the Company’s board of directors, (c) failure by the Eligible Employee to observe material policies of the Company applicable to the Eligible Employee or (d) the commission by an Eligible Employee of (i) any felony or (ii) any misdemeanor involving moral turpitude.

1.3 “Change in Control” shall mean the occurrence of any of the following events, but only to the extent such event constitutes a “change in control event” as that term is defined for purposes of Code Section 409A:

(a) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company’s stock, but only if such person or group is not considered to effectively control the Company (within the meaning of Section 1.409A-3(i)(5)(vi) of the Treasury Regulations) prior to such acquisition.

(b) a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(c) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, but only if such person or group was not considered to own more than fifty percent (50%) of the total voting power of the stock of the Company prior to such acquisition; or

(d) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company, but not including persons solely because they purchase assets of the Company at the same time), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than ninety percent (90%) of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the asset transfer, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company immediately after the asset transfer, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii), above, immediately after the asset transfer.

1.4 “Committee” shall mean the Compensation & Benefits Committee of the Board.

1.5 “Eligible Employee” shall mean the Chief Executive Officer of the Company and such other executive officers of the Company or its affiliates as are designated in writing by the Chief Executive Officer.

1.6 “Eligible Termination” shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) that is (a) an involuntary termination of employment with the Company by reason of a reduction in force program, job elimination or unsatisfactory performance in the execution of an Eligible Employee’s duties or (b) a resignation mutually agreed to in writing by the Company and the Eligible Employee, provided that the circumstances of such resignation constitute an involuntary termination for purposes of Code Section 409A. Notwithstanding the foregoing, an Eligible Termination shall not include

(i)	a unilateral resignation;

(ii)	a termination by the Company for Cause;

(iii)	a termination as a result of a sale (whether in whole or in part, of stock or assets), merger or other combination, spinoff, reorganization or liquidation, dissolution or other winding up or other similar transactions involving the Company; provided however, that a termination of employment as a result of a Change in Control shall not be covered by this clause (iii); or

(iv)	any termination where an offer of employment is made to the Eligible Employee of a comparable position at the Company.

1.7 “Salary” shall mean an Eligible Employee’s annual base salary at the time his or her employment terminates, except as otherwise provided in Schedule A hereto.

1.8 “Severance and Release Agreement” shall mean an agreement signed by the Eligible Employee substantially in the form attached hereto as Exhibit 1. Notwithstanding the foregoing, the Company may, by action of its chief human resources officer or chief legal counsel, modify the form of Severance and Release Agreement to be signed by any Eligible Employee in a manner approved by the Committee (or its delegee).

1.9 “Specified Key Employee” shall mean an Eligible Employee who, at the time of his or her Eligible Termination is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i). Specified Key Employees will be identified by the Company according to procedures adopted by the Board or the Committee applicable to all plans and agreements sponsored by the Company that are subject to Code Section 409A.

Section 2 - SEVERANCE BENEFITS

2.1 Subject to the provisions of this Section 2, in the event of an Eligible Termination, an Eligible Employee shall be entitled to receive from the Company the benefits set forth on Schedule A hereto.

2.2 The grant of severance benefits pursuant to Section 2.1 hereof is conditioned upon an Eligible Employee’s (a) signing a Severance and Release Agreement and the expiration of any revocation period set forth therein and (b) relinquishment of any right to benefits under the Dun & Bradstreet Career Transition Plan. The Company shall deliver the Severance and Release Agreement to the Eligible Employee within ten (10) days of an Eligible Termination. No payments of severance benefits pursuant to Section 2.1 shall be made prior to the date that both (i) the Eligible Employee has delivered an original, signed Severance and Release Agreement to the Company and (ii) the revocability period (if any) has elapsed; provided however, that any payments that would otherwise have been made prior to such date but for the fact that Eligible Employee had not yet delivered an original, signed Severance and Release Agreement (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable but not later than the seventy-fourth (74th) day following the date of the Eligible Termination. If an Eligible Employee does not deliver an original, signed Severance and Release Agreement to the Company within forty-five (45) business days after receipt of the same from the Company, (i) the Eligible Employee shall have no rights to severance benefits pursuant to Section 2.1, and (ii) the Company shall have no obligation to pay or provide to the Eligible Employee any such severance benefits.

2.3 Notwithstanding any other provision contained herein (except as set forth in this Section 2.3), the Chief Executive Officer of the Company may, at any time, take such action as such officer, in such officer’s sole discretion, deems appropriate to reduce or increase by any amount the benefits otherwise payable to an Eligible Employee pursuant to Schedule A or otherwise modify the terms and conditions applicable to an Eligible Employee under this Plan provided, that the Chief Executive Officer reports any reduction or increase in benefits or other modification of the terms and conditions hereof to the Committee and provided, further, that with respect to benefits payable, or other modifications applicable, to the Chief Executive Officer, only the Committee may take such action. Benefits granted hereunder may not exceed an amount nor be paid over a period that would cause the Plan to be other than a “welfare benefit plan” under section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.4 In the event the Company, in its sole discretion, grants an Eligible Employee a period of inactive employee status, then, in such event, any amounts paid to such Eligible Employee during any such period shall offset the benefits payable under this Plan. For this purpose, a period of inactive employee status shall mean the period beginning on the date such status commences (of which the Eligible Employee shall be notified) and ending on the date of such Eligible Employee’s termination of employment.

2.5 Any payment that does not qualify as a short-term deferral under Code Section 409A and Treasury Regulation Section 1.409A-1(b)(4) or a limited payment under Treasury Regulation Section 1.409A-1(b)(9)(v)(D) will not be made before the date after the expiration of the six-month period immediately following the date of termination or, if earlier, the date of Eligible Employee’s death, if the Eligible Employee is a Specified Key Employee as of the Eligible Termination. Payments to which the Eligible Employee otherwise would be entitled during the first six months following an Eligible Termination (the “Six-Month Delay”) will be accumulated and paid on the first day of the seventh month following the Eligible Termination. Notwithstanding the foregoing, to the maximum extent permitted under Code Section 409A and Treasury Regulation Section 1.409A-1(b)(9)(iii), during the Six-Month Delay and as soon as practicable after satisfaction of Section 2.2 of this Plan, the Company will pay the Eligible Employee an amount equal the lesser of (A) the benefits scheduled to be provided under the Plan, or (B) two times the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Eligible Termination occurs, and (2) the sum of the Eligible Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Eligible Employee’s taxable year preceding the taxable year in which the Eligible Termination occurs; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Eligible Employee by the Company under the Plan.

2.6 Notwithstanding any provision herein to the contrary, the Company may, in its sole discretion, accelerate the payment of an Eligible Employee’s benefit to the extent permitted under the Treasury Regulations promulgated under Code Section 409A. No Eligible Employee shall have any election, direct or indirect, with respect to any such acceleration.

Section 3 - AMENDMENT AND TERMINATION

3.1 The Company reserves the right to terminate the Plan at any time and without any further obligation by action of the Board or such other person or persons to whom the Board properly delegates such authority.

3.2 The Company shall have the right to modify or amend the terms of the Plan at any time, or from time to time, to any extent that it may deem advisable by action of the Board, the Committee or such other person or persons to whom the Board or the Committee properly delegates such authority. Any amendment by the Board or the Committee shall be effective only to the extent such amendment does not cause the terms of the Plan or any benefit hereunder to violate the provisions of Code Section 409A or Section 1.409A of the Treasury Regulations.

3.3 All modifications of or amendments to the Plan shall be in writing.

Section 4 - ADMINISTRATION OF THE PLAN

4.1 The Committee shall be the named fiduciary (the “Named Fiduciary”) and shall have authority to control and manage the operation and administration of the Plan and to manage and control its assets.

4.2 The Named Fiduciary may from time to time designate persons other than the Named Fiduciary to carry out fiduciary responsibilities under the Plan, and such persons shall be deemed to be fiduciaries under the Plan with respect to such delegated responsibilities. Fiduciaries may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

4.3 The Named Fiduciary (and its delegees) shall have the exclusive right to interpret any and all of the provisions of the Plan and to determine any questions arising thereunder or in connection with the administration of the Plan. Any decision or action by the Named Fiduciary (and its delegees) shall be conclusive and binding upon all Eligible Employees and all other interested parties. In all instances the Named Fiduciary (and its delegees) shall have complete discretionary authority to determine eligibility for participation and benefits under the Plan, and to construe and interpret all provisions of the Plan and all documents relating thereto including, without limitation, all disputed and uncertain terms. All deference permitted by law shall be given to such constructions, interpretations and determinations.

4.4 Any action to be taken by the Named Fiduciary shall be taken by a majority of its members either at a meeting or by written instrument approved by such majority in the absence of a meeting. A written resolution or memorandum signed by one Committee member and the secretary of the Committee shall be sufficient evidence to any person of any action taken pursuant to the Plan.

4.5 Any person, corporation or other entity may serve in more than one fiduciary capacity under the Plan.

4.6 The Company shall indemnify any individual who is a director, officer or employee of the Company or any affiliate, or his or her heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties with respect to the Plan, provided that any act or omission giving rise to such claim, action, suit or proceeding does not constitute willful misconduct or is not performed or omitted in bad faith.

Section 5 - MISCELLANEOUS

5.1 Neither the establishment of the Plan nor any action of the Company, the Committee (or its delegees), or any fiduciary shall be held or construed to confer upon any person any legal right to continue employment with the Company. The Company expressly reserves the right to discharge any employee whenever the interest of the Company, in its sole judgment, may so require, without any liability on the part of the Company, the Committee (or its delegees), or any fiduciary.

5.2 Benefits payable under the Plan shall be paid out of the general assets of the Company or an affiliate. The Company need not fund the benefits payable under this Plan; however, nothing in this Section 5.2 shall be interpreted as precluding the Company from funding or setting aside amounts in anticipation of paying such benefits, so long as any such arrangement complies with Code Section 409A. Any benefits payable to an Eligible Employee under this Plan shall represent an unsecured claim by such Eligible Employee against the general assets of the Company that employed such Eligible Employee.

5.3 The Company shall deduct from the amount of any severance benefits payable hereunder the amount required by law to be withheld for the payment of any taxes and any other amount, properly to be withheld.

5.4 Benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, encumbrance, commutation or anticipation by the Eligible Employee. Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void.

5.5 This Plan shall be interpreted and applied in accordance with the laws of the State of New Jersey, except to the extent superseded by applicable federal law. All references to statutory provisions and regulatory provisions used herein shall include any similar or successor provisions. The exclusive jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan shall be exclusively in the courts in the State of New Jersey, including the Federal Courts located therein.

5.6 This Plan will be of no force or effect to the extent superseded by foreign law.

5.7 This Plan is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and shall be administered accordingly. The Plan shall be construed and interpreted with such intent. A right to a series of installment payments under the Plan is to be treated as a right to a series of separate payments in accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii). The Company, the Board, the Committee and their delegees make no representations that the Plan, the administration of the Plan, or the benefits hereunder comply with Code Section 409A. If an operational failure occurs with respect to Code Section 409A, any affected Eligible Employee shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the Internal Revenue Service.

5.8 This Plan supersedes any and all prior severance arrangements, policies, plans or practices of the Company (whether written or unwritten). Notwithstanding the preceding sentence, the Plan does not affect the severance provisions of any written individual employment contracts or written agreements between an Eligible Employee and the Company. Benefits payable under the Plan shall be offset by any other severance or termination payment made by the Company including, but not limited to, amounts paid pursuant to any agreement or law.

Schedule A

An Eligible Employee entitled to benefits hereunder shall, subject to Section 2 of the Plan, receive the following:

1.	Salary Continuation

The Eligible Employee shall receive 104 weeks of Salary continuation, provided, however, that for purposes of determining the Salary continuation amount, in the event the Eligible Employee has incurred an Eligible Termination other than by reason of unsatisfactory performance, “Salary” shall include the Eligible Employee’s guideline annual bonus opportunity under the applicable Annual Incentive Plan (as defined in paragraph 3 hereof) for the year of termination, payment of which will be prorated annually over a period equal to the number of weeks of Salary continuation (the “Salary Continuation Period”) and made at the same time as other Salary continuation amounts. Salary continuation hereunder shall be paid at the times the Eligible Employee’s Salary would have been paid if employment had not terminated, over the Salary Continuation Period. In the event the Eligible Employee performs services for an entity other than the Company or a Participating Company during the Salary Continuation Period, such employee shall notify the Company on or prior to the commencement thereof. For purposes of this Schedule A, to “perform services” shall mean employment or services as a full-time employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation (other than the Company or a Participating Company). All Salary continuation payments shall cease upon re-employment by the Company or a Participating Company. For purposes of this paragraph 1, a “Participating Company” shall mean any entity more than fifty percent (50%) of the voting interests of which are owned, directly or indirectly, by the Company and which has elected to participate in The Dun & Bradstreet Corporation Career Transition Plan.

2.	Welfare Benefit Continuation

Medical, dental and life insurance benefits shall be provided throughout the Salary Continuation Period at the levels, and subject to the limits, in effect for the Eligible Employee immediately prior to termination of employment but in no event greater than the levels in effect for active employees of the Company generally during the Salary Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium payments at the level in effect for active employees of the Company for such benefits. The amount of benefits provided during the first year of the Salary Continuation Period will not affect the amount of benefits provided during the following year. For purposes of determining an Eligible Employee’s entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA, such employee’s 18-month or other period of coverage shall commence on his or her termination of employment.

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3.	Annual Bonus Payment

Subject to the provisions of this paragraph 3, a cash bonus for the calendar year of termination may be paid in an amount equal to the actual bonus which would have been payable to the Eligible Employee under the annual bonus plan in which he or she participates (the “Annual Incentive Plan”) had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated, but no later than the 15th day of the third month following the end of the Eligible Employee’s taxable year (or the employer’s taxable year, if later) during which the termination of employment occurred. Notwithstanding the foregoing, no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. The foregoing provisions of this paragraph 3 shall be appropriately modified in the case of any plan not on a calendar year basis.

4.	Long-Term Awards

Cash payments shall be made to an Eligible Employee as set forth in this paragraph in respect of “Performance-Based Awards” (as such term is defined in The Dun & Bradstreet Corporation 2000 Stock Incentive Plan or any successor plan (the “Stock Incentive Plan”)) otherwise payable under the Stock Incentive Plan had the Eligible Employee remained employed through the end of the applicable performance period in the event the Eligible Employee was employed by a Participating Company for at least half the applicable performance period. In such event, cash payments shall be made to an Eligible Employee in amounts equal to the value of the Performance-Based Awards, as earned, otherwise payable under the Stock Incentive Plan had the employee remained employed through the end of the applicable performance period multiplied by a fraction the numerator of which is the number of full months of employment with a Participating Company from the beginning of the performance period to termination of employment, and the denominator of which is the number of full months in the performance period. Such payments shall be made at the times the Performance-Based Awards in respect of which such payments are made would otherwise be payable under the Stock Incentive Plan had employment not terminated, but no later than seventy-four (74) days following the end of the applicable performance period. Notwithstanding the foregoing, no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. Nothing contained herein shall reduce any amounts otherwise required to be paid under the Stock Incentive Plan except to the extent such amounts are paid hereunder.

5.	Death

Upon the death of an Eligible Employee during the Salary Continuation Period, the benefits described in paragraphs 1, 3 and 4 of this Schedule shall continue to be paid to his or her estate, as applicable, at the time or times otherwise provided for herein.

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6.	Other Benefits

The Eligible Employee shall be entitled to such executive outplacement services during the Salary Continuation Period as shall be provided by the Company. During the Salary Continuation Period, financial planning/counseling shall be afforded to the Eligible Employee to the same extent afforded immediately prior to termination of employment in the event the Eligible Employee incurred an Eligible Termination other than by reason of unsatisfactory performance.

7.	No Further Grants, Etc.

Following an Eligible Employee’s termination of employment, no further grants, awards, contributions, accruals or continued participation (except as otherwise provided for herein) shall be made to or on behalf of such Eligible Employee under any plan or program maintained by the Company including, but not limited to, any Annual Incentive Plan, the Stock Incentive Plan, or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan of the Company. Any unvested or unexercised options, unvested restricted stock and all other benefits under any plan or program maintained by the Company (including, but not limited to, any Annual Incentive Plan, any long-term incentive plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan) which are held or accrued by an Eligible Employee at the time of his or her termination of employment, shall be treated in accordance with the terms of such plans and programs under which such options, restricted stock or other benefits were granted or accrued.

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